Exhibit 23.2

Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectuses of Day One Biopharmaceuticals, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 6, 2023, with respect to the consolidated financial statements of Day One Biopharmaceuticals, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
August 28, 2024